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                                                                  EXHIBIT 99.2.1



                               PEOPLESUPPORT, INC.
                            2004 STOCK INCENTIVE PLAN

                          NOTICE OF STOCK OPTION GRANT

               You have been granted the following Option to purchase Common Stock of PEOPLESUPPORT, INC. (the "Company") under the Company's 2004 Stock Incentive Plan (the "Plan"):

        Name of Optionee:                       [Name of Optionee]

        Total Number of Option Shares Granted:  [Total Number of Shares]

        Type of Option:                         [ ] Incentive Stock Option

                                                [ ] Nonstatutory Stock Option

        Exercise Price Per Share:               $_________

        Grant Date:                             [Date of Grant]

        Vesting Commencement Date:              [Vesting Commencement Date]

        Vesting Schedule:                       This Option becomes exercisable
                                                with respect to the first 1/4th
                                                of the shares subject to this
                                                Option when you complete 12
                                                months of continuous "Service"
                                                (as defined in the Plan) from
                                                the Vesting Commencement Date.
                                                Thereafter, this Option becomes
                                                exercisable with respect to an
                                                additional 1/48th of the shares
                                                subject to this Option when you
                                                complete each additional month
                                                of Service.

        Expiration Date:                        [Expiration Date] This Option
                                                expires earlier if your Service
                                                terminates earlier, as described
                                                in the Stock Option Agreement.




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        By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the term and conditions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:                                   PEOPLESUPPORT, INC.



                                            By:
------------------------------------           ---------------------------------
Optionee's Signature
                                            Title:
------------------------------------              ------------------------------
Optionee's Printed Name



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                               PEOPLESUPPORT, INC.
                            2004 STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT

TAX TREATMENT         This Option is intended to be an incentive stock option
                      under Section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock
                      Option Grant. Even if this Option is designated as an incentive stock option, it shall be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal
                      Revenue Code.

VESTING This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional shares after your Service has terminated for any reason.

TERM This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth anniversary for a more than 10% stockholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

REGULAR TERMINATION   If your Service terminates for any reason except death or
                      "Total and Permanent Disability" (as defined in the Plan), then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company has discretion to determine when your Service terminates for all purposes of the Plan and its determinations are conclusive and binding on all persons.

DEATH If you die, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

DISABILITY            If your Service terminates because of your Total and
                      Permanent Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).



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LEAVES OF ABSENCE     For purposes of this Option, your Service does not
                      terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

                      If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

RESTRICTIONS ON       The Company will not permit you to exercise this Option
EXERCISE              if the issuance of shares at that time would violate any
                      law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained. However, the Company shall use its best efforts to obtain such approval.

NOTICE OF EXERCISE    When you wish to exercise this Option you must notify the
                      Company by completing the attached "Notice of Exercise of Stock Option" form and filing it with the Human Resources
                      Department of the Company. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

FORM OF PAYMENT       When you submit your notice of exercise, you must include
                      payment of the Option exercise price for the shares you are purchasing. Payment may be made in the following form(s):

                      - Your personal check, a cashier's check or a money
                        order.



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                      - Certificates for shares of Company stock that you own,
                        along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to you. However, you may not surrender, or attest to the ownership of shares of Company stock in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

                      - By delivering on a form approved by the Committee of
                        an irrevocable direction to a securities broker approved by the Company to sell all or part of your Option shares and to deliver to the Company from the sale proceeds in an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                      - Irrevocable directions to a securities broker or
                        lender approved by the Company to pledge Option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                      - Any other form permitted by the Committee in its sole
                        discretion.

                        Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

WITHHOLDING TAXES     You will not be allowed to exercise this Option unless
AND STOCK             you make arrangements acceptable to the Company to pay
WITHHOLDING           any withholding taxes that may be due as a result of the
                      Option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this Option. The value of these shares, determined as of the effective date of the Option exercise, will be applied to the withholding taxes.



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RESTRICTIONS ON       By signing this Agreement, you agree not to sell any
RESALE Option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale (e.g., a lock-up period after the Company goes public). This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

TRANSFER OF OPTION    In general, only you can exercise this Option prior to
                      your death. You cannot transfer or assign this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will.
                      Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your Option in any other way.

                      However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the "Committee" (as defined in the Plan) may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, "family member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

                      In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

                      The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.



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RETENTION RIGHTS      Neither your Option nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.


STOCKHOLDER RIGHTS    You, or your estate or heirs, have no rights as a
                      stockholder of the Company until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

ADJUSTMENTS           In the event of a stock split, a stock dividend or a
                      similar change in Company stock, the number of shares covered by this Option and the exercise price per share may be adjusted pursuant to the Plan.

APPLICABLE LAW        This Agreement will be interpreted and enforced under the
                      laws of the State of Delaware (without regard to their choice-of-law provisions).

LEGEND FOR            THE SECURITIES BEING OFFERED OR SOLD HEREIN HAVE NOT BEEN
OPTIONEES IN          REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION
THE PHILIPPINES       UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR
                      SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER
                      THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT
                      TRANSACTION.

THE PLAN AND OTHER    The text of the Plan is incorporated in this Agreement
AGREEMENTS            by reference. All capitalized terms in the Stock Option
                      Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

                  BY SIGNING THE COVER SHEET OF THIS AGREEMENT,
                  YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
                        DESCRIBED ABOVE AND IN THE PLAN.


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